Exhibit 99.1

Blueknight Energy Partners, L.P. Announces Third Quarter 2013 Results

OKLAHOMA CITY - November 5, 2013 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today reported financial results for the three and nine months ended September 30, 2013. The Partnership announced adjusted EBITDA of $23.9 million for the three months ended September 30, 2013 as compared to $16.8 million for the three months ended September 30, 2012, an increase of 42.3%. Adjusted EBITDA for the nine months ended September 30, 2013 increased 12.4% to $54.3 million as compared to $48.3 million for the nine months ended September 30, 2012.  An explanation of adjusted EBITDA, including a reconciliation of such measure to net income, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $10.5 million on total revenues of $55.2 million for the three months ended September 30, 2013, compared to net income of $7.9 million on total revenues of $47.1 million for the three months ended September 30, 2012. Net income for the three months ended September 30, 2013 was impacted by a $5.7 million impairment charge on a southern Texas pipeline system.

For the nine months ended September 30, 2013, the Partnership reported net income of $22.7 million on total revenues of $147.1 million, compared to net income of $26.0 million on total revenues of $135.5 million for the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2012 included gains from the sale of assets of $5.3 million, while the nine months ended September 30, 2013 had gains on the sale of assets of $1.7 million and an additional $2.0 million of interest expense due to the expensing of debt issuance costs related to the Partnership’s prior credit facility. The nine months ended September 30, 2013 also included the recording of a $5.7 million impairment charge on the Partnership’s southern Texas pipeline system.

The Partnership previously announced a third quarter 2013 cash distribution of $0.1225 per common unit, a 2.1% increase over the previous quarter’s distribution and an 8.9% increase over the third quarter 2012 distribution as well as a distribution of $0.17875 per preferred unit. The cash distributions will be paid on November 14, 2013 on all outstanding common and preferred units to unitholders of record at the close of business on November 4, 2013. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 6, 2013.

Comments from BKEP’s CEO, Mark Hurley

“The third quarter results continue to reflect our focus on growth opportunities across our various business segments. The recently announced increase in our common unit distribution for the fifth consecutive quarter underscores our long-term perspective on delivering consistent value to our unitholders. While we remain disciplined in our approach to investing in selective high potential projects, we are focusing increased attention on operational excellence as new projects enter service.”

“Our significant increase in third quarter adjusted EBITDA was impacted positively by solid growth in our asphalt and crude oil transportation operations and sales of crude oil partially offset by a decrease in our crude oil terminalling and storage segment. And in September, we started operating Phase I of the west Texas Pecos River and the southern Oklahoma Arbuckle pipelines. We expect steady volume growth over the next several quarters from both projects. In addition, construction on Phase II of the Pecos River Pipeline is well underway to extend the pipeline another 30 miles to the west. Phase II operations are expected to commence in the first quarter of 2014.”

“Capital expenditures for 2013 were over $60 million inclusive of our investment in Advantage Pipeline, which is above our 2013 target of $50 million. That said, we are actively considering and evaluating organic crude oil pipeline development in east and west Texas as well as opportunities for strategic acquisitions in our asphalt business segment. We will discuss in more detail the status of our projects during tomorrow’s conference call.”

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2012 and 2013 (in thousands except per unit data):

BLUEKNIGHT ENERGY PARTNERS, L.P. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per unit data)

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2013	2012	2013
	(unaudited)
Service revenue:
Third party revenue	$34,797	$39,844	$100,844	$107,744
Related party revenue	12,329	15,399	34,616	39,381
Total revenue	47,126	55,243	135,460	147,125
Expenses:
Operating	32,027	32,599	90,760	96,503
General and administrative	4,119	4,649	13,608	13,806
Total expenses	36,146	37,248	104,368	110,309
Asset impairment expense	(95)	(5,855)	(1,168)	(5,855)
Gain on sale of assets	46	734	5,265	1,732
Operating income	10,931	12,874	35,189	32,693
Other income (expense):
Equity earnings (loss) in unconsolidated affiliate	—	(151)	—	(325)
Interest expense (net of capitalized interest of $31, $272, $93 and $969, respectively)	(2,909)	(1,897)	(8,877)	(9,188)
Income before income taxes	8,022	10,826	26,312	23,180
Provision for income taxes	115	285	264	451
Net income	$7,907	$10,541	$26,048	$22,729
Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$165	$220	$659	$537
Preferred interest in net income	$5,391	$5,391	$16,173	$16,173
Beneficial conversion feature attributable to Preferred Units	$—	$—	$1,853	$—
Income available to limited partners	$2,351	$4,930	$7,363	$6,019

Basic net income per common unit	$0.10	$0.21	$0.32	$0.26
Diluted net income per common unit	$0.10	$0.19	$0.32	$0.26

Weighted average common units outstanding - basic	22,670	22,697	22,666	22,684
Weighted average common units outstanding - diluted	22,670	53,718	22,666	22,684

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure of adjusted EBITDA. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, gain or loss on sale of assets, and asset impairment charge. The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.
Adjusted EBITDA

The following table presents a reconciliation of net income to adjusted EBITDA (in thousands).

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2013	2012	2013
Net Income	$7,907	$10,541	$26,048	$22,729
Interest Expense	2,909	1,897	8,877	9,188
Income Taxes	115	285	264	451
Depreciation and amortization	5,792	6,078	17,174	17,812
Gain on sale of assets	(46)	(734)	(5,265)	(1,732)
Asset impairment charge	95	5,855	1,168	5,855
Adjusted EBITDA	$16,772	$23,922	$48,266	$54,303

Investor Conference Call

The Partnership will discuss third quarter 2013 results during a conference call on Wednesday, November 6, 2013 at 2:00 p.m. CST (3:00 p.m. EST). The conference call can be accessed through the Investors section of the Partnership's website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International locations may dial-in by calling 1-412-317-6026. The call title is “Blueknight Energy Partners Third Quarter 2013 Earnings Conference Call.”

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the website for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-870-5176 in the U.S. or call 1-858-384-5517 from international locations. The pass code is 10036474.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,264 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900